Exhibit 10.4

June 1,2007

Mr. Jerry A. Simmerly

1823 Clingman View Drive

Alcoa, TN 37701

RE: Employment Terms Agreement

Dear Jerry:

I am pleased to offer you the following terms and conditions of employment with American Patriot Bank:

Primary Position: President and Chief Operating Officer for American Patriot Bank

Secondary Position: Board of Directors for American Patriot Bank

Office Location: Maryville/Knoxville Metro Area

Responsibilities:

Develop and implement a banking services delivery strategy for each individual market while maintaining continuity of products and services across the multi bank system.

Manage, the input of the local bank lenders, the positioning of assets for growth throughout the banking system.

Work with the CEO on continued growth strategies within the desired market territories whether by De Novo growth or by merger and acquisition.

Develop and implement a systems, product, and continuing education program to insure that each employee is provided all the knowledge to be successful in each of their markets.

Manage all of the Bank’s East Tennessee operations including Retail and Commercial Banking with discretion on staffing and payroll.

Develop and implement a banking services delivery strategy for all of the Bank’s markets including but not limited to the Knoxville, Nashville, Chattanooga, and the Tri-Cities market areas.

Manage the Bank’s Balance Sheet, Income Statement, and Asset Liability functions to insure maximum shareholder return.

The President will be responsible for the overall growth, profitability, budgeting, compliance, safety and soundness, and capital of the Bank. Personal loan portfolio growth as well as developing new markets, products, services, personnel to enhance franchise value of the Bank in addition to shareholder value, ROE, and ROA.

The President will report directly to the Chairman & CEO.

Signing Incentive: A $25,000 signing incentive will be paid upon the first day of employment.

Base Salary: $150,000 per year paid twice a month with annual reviews. Increases in salary will be determined by the Board of Directors Compensation Committee. The above salary amount is conditioned on satisfactory performance of the above described responsibilities including meeting goals and objectives established by the Board.

Incentive Bonus Structure: The Board of Directors will implement a bonus program whereby Executive may receive up to 40% of annual base salary based on goals to be predetermined by the Board. Goals may include but not necessarily limited to ROA, ROE, earnings, asset growth, safety and soundness, and compliance.

Director Fees: Executive should receive director fees as approved by the Board of Directors for all inside directors. This currently consists of a $6,000 retainer fee and $500 per board meeting.

Director Employment: Executive agrees that if his employment as an Executive Officer of the Bank is terminated that his role as director may also be terminated simultaneously by the Board.  All directors must be approved by majority of shareholders to remain in office.

Automobile: Terms agreeable for type and amount to be approved by the Board.

Stock Appreciation Rights Agreement, Deferred Director Compensation Agreement, and Change of Control: Executive will be able to participate in the above cited Agreements.

Reimbursement: The Bank will reimburse for all appropriate expenses including travel, meals, cell phone, etc. used for the growth of American Patriot Bank.

Insurance: Family insurance to be paid for by the Bank, currently Blue Cross Blue Shield.

Vacation and Sick Days: Four weeks per year of Vacation and Five additional days of paid sick leave.

Other: 401(k) and profit sharing plan per Bank policy.

Termination: The effect of termination for the Stock Appreciation Rights Agreement, Director Compensation Rights Agreement, Director Deferral Compensation Agreement, and the Change of Control Agreement will be determined and controlled solely by the language of those particular agreements.

Termination for Cause: Not withstanding any provision of this Employment Terms Agreement to the contrary, the Bank shall not distribute any benefit under this agreement or any other agreement if the executive employed with the Bank is terminated by the Bank or any applicable bank regulator due to a “Termination for Cause.”

“Termination for Cause” means separation from service for:

(a)           Gross negligence for gross neglect of duties to the Bank; or

(b)          Conviction of a felony or of a gross misdemcanor involving moral turpitude in connection with the Executive’s employment with the Bank; or

(c)           Fraud, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank.

Termination Other Than for Cause: Either party may terminate this Employment Terms Agreement other than for cause upon written notice to the other party. In the event that the Bank or Executive terminates this Agreement other than for cause, the Executive should receive all accrued and vested incentives that are not controlled by the language of the Stock Appreciation Rights Agreement, Director Deferred Compensation Agreement, or Change of Control Agreement.

In the event that the Executive terminates this Employment Terms Agreement, he agrees not to solicit the Bank’s customers or employees to leave the service of the Bank or to compete directly or indirectly with the Bank within fifty miles of any Bank office for a period of one year from the separation of service. The Executive may not serve on the Board of Directors of, be employed by, or be a consultant for any financial institution other than the Bank or Bank Holding Company or be employed by any other financial institution or act as a consultant or otherwise influence employees or customers to join said other financial institution for a period of one year after Separation of Service.

Sincerely,
/s/ J.Robert Grubbs
J.Robert Grubbs
Chairman & CEO

Accepted this 1st of June 2007.

/s/ Jerry Simmerly
Jerry Simmerly

Addendum to Employment Terms Agreement

This Addendum to Employment Terms Agreement dated June 1, 2007 (Addendum) is entered into between Jerry A. Simmerly (JAS), American Patriot Bank (APB) and American Patriot Financial Group, Inc. (APFGI).

Whereas, JAS and APB signed on Employment Terms Agreement dated June 1, 2007; and,

Whereas, JAS and APB desire to add to the terms of the Employment Terms Agreement and that APFGI also become a party.

Now therefore, based on good and valuable consideration the sufficiency thereof being hereto agreed and attested to by the parties, JAS, APB, and APBGI agree to the following:

1.                  JAS shall also serve as a director, President and COO of APFGI. In the event that JAS’s role as an executive officer of APB is terminated his role as APFGI director, President, and COO may also be terminated simultaneously by the Board of Directors of APFGI.

2.                  APFGI shall become an additional party to the Employment Terms Agreement and all terms and conditions of this addendum are hereby incorporated by reference into the Employment Terms Agreement and all terms of the said Employment Terms Agreement are hereby incorporated into this Addendum.

3.                  All other terms and conditions of the Employment Terms Agreement will remain in full force and effect.

Witness our signature entered on this July 2, 2007.

American Patriot Bank	American Patriot Financial Group, Inc.

/s/ J. Robert Grubbs	/s/ J. Robert Grubbs
By: J. Robert Grubbs	By: J. Robert Grubbs
Chariman & CEO	Chariman & CEO

/s/ Jerry A. Simmerly
Jerry A. Simmerly